EXHIBIT 7.33
                                                                    ------------


                                 James R. Crane
                                  c/o EGL, Inc.
                               15340 Vickery Drive
                              Houston, Texas 77032




                                                May, 17 2007



Sterling Group Partners II, L.P.
Sterling Group Partners II (Parallel), L.P.
8 Greenway Plaza, Ste. 702
Houston, Texas 77046

Gentlemen:

      Reference is made to that certain letter agreement, dated as of March 27, 2007 (the "Sterling Commitment Letter"), executed by Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P. (collectively, "Sterling"), James R. Crane, and the other parties thereto (the "Sterling Commitment Letter") and to that certain Agreement and Plan of Merger, dated as of March 18, 2007 (as it may be amended from time to time, the "Merger Agreement") among Talon Holdings LLC (f/k/a Talon Holdings Corp.), a Delaware limited liability company ("Parent"), Talon Acquisition Co., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and EGL, Inc., a Texas corporation (the "Company"). Capitalized terms used but not defined herein shall have the meanings set forth in the Sterling Commitment Letter and the Merger Agreement, as applicable.

      Sterling hereby agrees that it will execute the consent with respect to the Sterling Commitment Letter attached hereto as Exhibit A (the "Consent Letter") in connection with the execution and delivery by Parent and Merger Sub of the First Amendment to Merger Agreement described therein. In consideration of Sterling's agreement to execute the Consent Letter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and acknowledging that the execution and delivery of this letter agreement by the undersigned is a condition to the delivery of the Consent Letter by Sterling and that Sterling is relying on this letter agreement in executing and delivering the Consent Letter, the undersigned James R. Crane:

      (i) (a) will cause to be paid to Sterling the sum of $2 million (the "Initial Sterling Payment") in the event that (1) Parent receives the Termination Fee as a result of the termination of the Merger Agreement due to a Topping Proposal, (2) a transaction is consummated pursuant to a Topping Proposal under circumstances in which a Termination Fee is claimed by Parent pursuant to the Merger Agreement, but no Termination Fee has been paid to Parent, or (3) a transaction is consummated within one year following the date hereof pursuant to an Investor Party Proposal and (b) will cause to be paid to Sterling the Additional Sterling Payment in the event that Parent receives a Termination Fee in excess of $30 million and Crane or his affiliated company


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receives all or any portion of such excess. The term "Topping Proposal" shall mean a Superior Proposal as defined in the Merger Agreement or an Alternative Proposal (as defined in the Merger Agreement) that is determined to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger; provided that for purposes of this definition of "Topping Proposal", the references to "15%" in the definition of "Alternative Proposal" shall be deemed to be references to "80%." The term "Investor Party Proposal" shall mean any proposal or offer from Parent, any of its Subsidiaries, any Investor Party, any Person in which any Investor Party or any of its affiliates has an interest, directly or indirectly, or any group of Persons that includes an Investor Party or any of its affiliates or any Person in which any Investor Party or any of its affiliates has an interest, directly or indirectly, (x) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (y) for the issuance by the Company of over 80% of its equity securities or (z) to acquire in any manner, directly or indirectly, over 80% of the equity securities or consolidated total assets of the Company and its Subsidiaries (1) that is more favorable from a financial point of view to the holders of Company Common Stock than the Merger Consideration of $46.25 per share and (2) that is not specifically agreed to in writing by Sterling. The term "Additional Sterling Payment" shall mean a dollar amount derived by multiplying the portion of the Termination Fee that is in excess of $30 million received by Crane or his affiliated company multiplied by 51/382.74. The Initial Sterling Payment shall be made to Sterling concurrently with the payment of the Termination Fee to Parent or the consummation of any such transaction, whichever first occurs. The Additional Sterling Payment, if any, shall be made to Sterling concurrently with the payment to Crane or his affiliated company of the portion of the Termination Fee that is in excess of $30 million; and

      (ii) will assure that Sterling will not be responsible to pay any damages, costs, fees or expenses incurred by any other party to the Merger Agreement or the Sterling Commitment Letter.

      This letter agreement replaces in its entirety that certain letter agreement dated May 11, 2007, in similar form to this letter agreement, among the parties hereto.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]








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            If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter.

                                    Very truly yours,



                                    /s/James R. Crane
                                    ------------------------------------
                                    James R. Crane






















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Accepted and Agreed to
as of the date written above


STERLING GROUP PARTNERS II, L.P.
    By: Sterling Group Partners II
    GP,L.P., General Partner
        By: Sterling Group Investments,
        L.L.C., General Partner


By:    /s/  Hunter Nelson
       ---------------------------
Name:  Hunter Nelson
       ---------------------------
Title: Partner
       ---------------------------



STERLING GROUP PARTNERS II
(PARALLEL), L.P.
    By: Sterling Group Partners II
    GP,L.P., General Partner
        By: Sterling Group Investments,
        L.L.C., General Partner


By:    /s/  Hunter Nelson
       ---------------------------
Name:  Hunter Nelson
       ---------------------------
Title: Partner
       ---------------------------










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